EXHIBIT 2.2

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION OF
AIRBEE WIRELESS, INC.

     Pursuant to the General Corporation Laws of the State of Delaware, the undersigned President of AIRBEE WIRELESS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Laws of the State of Delaware does hereby certify:

     First: That in accordance with the Unanimous Written Consent of the Board of Directors, dated September 30, 2003, pursuant to Section 141 and Section 242 of the General Corporation Laws of the State of Delaware, and the Consent of Majority Shareholders of the outstanding common stock of the Corporation at a meeting on September 30, 2003, all of the directors and a majority of the shareholders of said Corporation approved the amendment to the Corporation’s Certificate of Incorporation as follows:

     The FOURTH article of the Corporation’s Certificate of Incorporation shall be deleted and substituted by the following:

          “FOURTH: The total number of shares of stock which the Corporation is authorized to issue is: 200,000,000 shares of Common Stock, having a par value of $0.00004 per share.”

          Effective as of the effective date of this Amendment, each share of Common Stock, $0.0001 par value per share, outstanding before the effective date of the Amendment will be changed into 2.5 fully paid and nonassessable shares of Common Stock $0.00004 par value per share; and that after the effective date of the Amendment each holder of record of one or more certificates representing shares of the old Common Stock shall be entitled to receive an additional certificate or certificates representing the proportionate number of additional shares of new Common Stock. If a stockholder shall be entitled to a number of shares of new Common Stock which is not a whole number, then the fractional interests of .5 of New Common Stock will be rounded up to the next highest share, and fractional interests of less than .5 of New Common Stock will be reduced down to the next nearest share. The authorized number of shares of Common Stock shall not be affected by this Amendment.

          Each share of Common Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of Common Stock of the Corporation, except as otherwise expressly set forth in this Certificate.

     Second: The foregoing amendment was adopted by the Board of Directors and majority Shareholders of the Corporation pursuant to the General Corporation Laws of the State of Delaware and, accordingly, the number of votes cast by the Shareholders of the Corporation for the amendment to the Corporation’s Certificate of Incorporation was sufficient for approval.

     IN WITNESS WHEREOF, the undersigned being the President of this Corporation has executed this Certificate of Amendment to the Certificate of Incorporation as of the 30th day of September, 2003.

AIRBEE WIRELESS, INC.
/s/ Sundaresan Raja
Sundaresan Raja, President